UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

Brown & Brown, Inc.
(Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 2, 2007

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders (the “Meeting”) of Brown & Brown, Inc. (the “Company”), which will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida, on Wednesday, May 16, 2007, at 9:00 a.m. (ET).

The notice of meeting and proxy statement on the following pages cover the formal business of the Meeting. Whether or not you expect to attend the Meeting, please sign and return your proxy card promptly in the enclosed envelope to assure that your stock will be represented at the Meeting. If you decide to attend the Meeting and vote in person, you will, of course, have that opportunity.

Your continuing interest in the business of the Company is gratefully acknowledged. We hope many shareholders will attend the Meeting.

Sincerely, J. Hyatt Brown Chief Executive Officer

BROWN & BROWN, INC.

220 South Ridgewood Avenue Daytona Beach, Florida 32114	3101 West Martin Luther King Jr. Boulevard Suite 400 Tampa, Florida 33607

__________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 16, 2007

The Annual Meeting of Shareholders (the “Meeting”) of Brown & Brown, Inc. (the “Company”) will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida, on Wednesday, May 16, 2007, at 9:00 a.m. (ET), for the following purposes:

1.     To elect eleven (11) nominees to the Company’s Board of Directors; and

2.    To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 16, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

For your convenience, we are also offering an audio webcast of the Meeting. If you choose to listen to the webcast, please visit the “Investor Relations” section of our website (www.bbinsurance.com), and select “Calendar of Events” shortly before the meeting time and follow the instructions provided. If you miss the Meeting, you may listen to a replay of the webcast on our site beginning the afternoon of May 16, 2007 and continuing for 30 days thereafter.

Shareholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not they intend to be present at the Meeting.

By Order of the Board of Directors Laurel L. Grammig Secretary
Tampa, Florida
April 2, 2007

BROWN & BROWN, INC.

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

This Proxy Statement is first being sent to shareholders on or about April 2, 2007 in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc., to be voted at the Annual Meeting of Shareholders to be held in Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida at 9:00 a.m. (ET) on Wednesday, May 16, 2007, and at any adjournment thereof (the “Meeting”). The close of business on March 16, 2007 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, we had outstanding 140,484,807 shares of $.10 par value common stock, entitled to one vote per share.

Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting. If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified. If your proxy card is signed and returned without specifying a vote or an abstention, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors. The Board of Directors recommends a vote FOR the election of eleven (11) nominees as directors. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

If you hold your shares in a stock brokerage account, or by a bank or other nominee, you have the right to provide instructions on voting as requested by your broker, bank or nominee. Under the rules of the New York Stock Exchange, your broker, bank or nominee is permitted to vote your shares on the proposal concerning the election of directors even if your broker, bank or nominee has not been given specific voting instructions as to this matter.

After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following actions: (i) giving written notice of the revocation to our Secretary; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by our transfer agent, American Stock Transfer & Trust Company, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business.

The eleven (11) nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. This number may be a plurality. Abstentions and broker non-votes will have no effect on the outcome of the voting to elect directors. Broker non-votes will be treated as shares entitled to vote but not as votes cast.

Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services. Also, The Altman Group, Inc. may solicit proxies on our behalf at an approximate cost of $4,000, plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, messenger, or via the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. We will pay all of the costs of solicitation of proxies.

Our executive offices are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601) and 3101 West Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607 (telephone number (813) 222-4100).

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 16, 2007, information as to our common stock beneficially owned by (1) each of our directors, (2) each executive officer named in the Summary Compensation Table, (3) all of our directors and executive officers as a group, and (4) any person whom we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

NAME OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)(3)(4)	PERCENT OF TOTAL
J. Hyatt Brown(5)	21,477,177	15.29%
Samuel P. Bell, III	20,239	*
Hugh M. Brown	4,239	*
Bradley Currey, Jr.	294,439	*
Jim W. Henderson(6)	1,377,487	*
Theodore J. Hoepner	18,239	*
David H. Hughes	56,239	*
Toni Jennings	5,904	*
John R. Riedman	48,885	*
Jan E. Smith(7)	33,039	*
Chilton D. Varner	17,339	*
Kenneth D. Kirk(8)	1,264,486	*
Thomas E. Riley(9)	564,817	*
Cory T. Walker	284,449	*
All directors and executive
officers as a group (24 persons)	28,645,424	20.39%
Ruane, Cunniff & Goldfarb, Inc.(10)	11,897,463	8.47%
767 Fifth Ave., Ste. 4701
New York, NY 10153
Select Equity Group, Inc.(11)	9,707,974	6.91%
380 Lafayette St., 6th Floor
New York, NY 10007

_______________
* Less than 1%.

(1)  Unless otherwise indicated, the address of such person is c/o Brown & Brown, Inc., 220 South Ridgewood Avenue, Daytona Beach, Florida 32114.
(2)
Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission (“SEC”) rules, includes shares as to which a person has or shares voting power and/or investment power. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated. All share amounts, percentages and share values have been adjusted to reflect any applicable stock splits.

(3)
The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) plan as of March 16, 2007: Mr. Walker - 25,363; Mr. Henderson - 250,000; Mr. Kirk - 229; Mr. Riley - 85,551; and all directors and officers as a group - 496,373. The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted under our Stock Performance Plan as of March 16, 2007: Mr. Walker - 181,270; Mr. Henderson - 256,310; Mr. Kirk - 251,300; Mr. Riley - 253,460; and all directors and officers as a group - 1,898,115. Certain of these Stock Performance Plan shares have voting and dividend rights due to satisfaction of the first condition for vesting, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture. See “Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year.”

(4)
On April 21, 2000, the indicated number of options were granted to the following persons under 2000 Incentive Stock Option Plan for Employees (the “Incentive Stock Option Plan”): Mr. Walker - 0; Mr. Henderson - 478,232; Mr. Kirk - 134,928; Mr. Riley - 253,488; all directors and officers as a group - 1,876,712. Of these granted amounts, the indicated number of options were exercisable by the following persons under the Incentive Stock Option Plan as of March 16, 2007: Mr. Walker - 0; Mr. Henderson - 0; Mr. Kirk - 41,360; Mr. Riley - 82,720; all directors and officers as a group - 339,480, and the underlying shares are therefore deemed to be beneficially owned. On March 23, 2003, the indicated number of options were granted to the following persons under the Incentive Stock Option Plan: Mr. Walker - 50,000; Mr. Henderson - 200,000; Mr. Kirk - 113,400; Mr. Riley - 180,762; all directors and officers as a group - 958,404. Of these granted amounts, the indicated number of options were exercisable by the following persons under the Incentive Stock Option Plan as of March 16, 2007: Mr. Walker - 0; Mr. Henderson - 0; Mr. Kirk - 100,728; Mr. Riley -0; all directors and officers as a group - 168,056; the underlying shares are therefore deemed to be beneficially owned.

(5)
All shares are beneficially owned jointly with Mr. Brown’s spouse, either directly or indirectly, and these shares have shared voting and investment power. Of these shares, 21,436,328 are held by Ormond Riverside Limited Partnership, of which Swakopmund, Inc., a corporation controlled by Mr. Brown and his spouse as equal shareholders, is the sole general partner.

(6)	Mr. Henderson’s ownership includes 849,005 shares held in joint tenancy with Mr. Henderson’s spouse, which shares have shared voting and investment power.
(7)
Mr. Smith’s ownership includes 12,800 shares owned by his spouse, as to which he disclaims beneficial ownership. Additionally, Mr. Smith’s ownership includes 14,000 shares that are pledged as security.

(8)
Mr. Kirk’s ownership includes 870,869 shares held in a revocable family trust for which Mr. Kirk and his spouse serve as trustees. Additionally, Mr. Kirk’s ownership includes 350,000 shares that are pledged as security.

(9)	Mr. Riley’s ownership includes 3,620 shares owned by his spouse, as to which he disclaims beneficial ownership.
(10)
According to a Schedule 13G filed with the SEC on or around February 14, 2007, these shares are held in investment accounts maintained with Ruane, Cunniff & Goldfarb Inc. (“Ruane”) as of December 31, 2006, and Ruane disclaims any beneficial interest in such shares. Ruane has advised that it has sole voting power as to 6,857,871 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares.

(11)
According to a Schedule 13G jointly filed with the SEC on or around February 14, 2007, Select Equity Group, Inc., Select Offshore Advisors, LLC and George S. Loening have sole investment and voting power with respect to these shares, and no shared voting or investment power as of December 31, 2006.

MANAGEMENT
Directors and Executive Officers

Set forth below is certain information concerning our directors and executive officers. All directors and officers hold office for one-year terms or until their successors are elected and qualified.

NAME	POSITIONS	AGE	YEAR FIRST BECAME A DIRECTOR
J. Hyatt Brown	Chairman of the Board and Chief Executive Officer	69	1993
Jim W. Henderson	Vice Chairman, Chief Operating Officer and Director	60	1993
Samuel P. Bell, III	Director	67	1993
Hugh M. Brown	Director	71	2004
Bradley Currey, Jr.	Director	76	1995
Theodore J. Hoepner	Director	65	1994
David H. Hughes	Director	63	1997
Toni Jennings	Director	57	2007
John R. Riedman	Director	78	2001
Jan E. Smith	Director	67	1997
Chilton D. Varner	Director	64	2004
J. Powell Brown	President	39	—
Thomas E. Riley	Regional President	51	―
Kenneth D. Kirk	Regional President	46	—
Linda S. Downs	Executive Vice President - Leadership Development	57	—
C. Roy Bridges	Regional Executive Vice President	57	—
Charles H. Lydecker	Regional Executive Vice President	43	—
Kenneth Masters	Regional Executive Vice President	53	—
J. Scott Penny	Regional Executive Vice President	40	—
Cory T. Walker	Senior Vice President, Treasurer and Chief Financial Officer	49	—
Laurel L. Grammig	Vice President, Secretary and General Counsel	48	—
Richard A. Freebourn, Sr.	Vice President and Director of Internal Operations	59	—
Thomas M. Donegan, Jr.	Vice President, Assistant Secretary and Assistant General Counsel	36	—
Robert W. Lloyd	Vice President and Chief Litigation Officer	42	__

J. Hyatt Brown. Mr. Brown has been our Chief Executive Officer since 1993 and the Chairman of the Board of Directors since 1994. Mr. Brown was our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of SunTrust Banks, Inc., International Speedway Corporation, FPL Group, Inc., and Rock-Tenn Company, each a publicly-held company. Until December 2006, he served on the Board of BellSouth Corporation, a publicly-held company. Mr. Brown also served as Chairman of the Council of Insurance Agents & Brokers in 2004-2005 and is currently a member of the Board of Insurance Services Office, as well as the Board of Trustees of Stetson University, of which he is a past Chairman, and the Florida Council of 100. Mr. Brown is a past Vice Chairman of the Florida Residential Property and Casualty Joint Underwriting Association and a past Trustee of the Florida Chamber Foundation. One of Mr. Brown’s sons, J. Powell Brown, is employed by us as President.

Jim W. Henderson. Mr. Henderson was named Vice Chairman and Chief Operating Officer in January of 2007. Prior to that time, he served as our President and Chief Operating Officer since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. He was elected Executive Vice President in 1995, and served as our Senior Vice President from 1993 to 1995. He served as Senior Vice President of our predecessor corporation from 1989 to 1993, and as Chief Financial Officer from 1985 to 1989. Mr. Henderson is Chairman of the Board of Trustees of Embry-Riddle Aeronautical University, and is a member of the Board of Directors of the School of Business Administration of Stetson University, the Council of Insurance Agents and Brokers and the Florida Hurricane Catastrophe Fund. He previously served as Co-Chairman of the Insurance Accounting and Systems Association’s Property & Casualty Committee, President of the Central Florida Chapter of Financial Executives International, and as a member of the Board of Directors of United Way of Volusia/Flagler Counties and the Ronald McDonald House.

Samuel P. Bell, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1, 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole, P.A.), and he served as Of Counsel to Cobb Cole & Bell until August 2002. Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988. He is Chairman of the Advisory Board for the College of Public Health at the University of South Florida, President of the Florida Public Health Foundation and a member of the Board of Directors of the Florida Children’s Home Society. Mr. Bell is a former member of the Florida Elections Commission, and past Chairman of the Florida Legislature’s Commission on Local Government II.

Hugh M. Brown. Mr. Brown founded BAMSI, Inc., a full-service engineering and technical services company, in 1978, and served as its Chief Executive Officer until his retirement in 1998. Mr. Brown currently serves as a member of the Board of Directors of SunTrust Bank of Orlando, the Florida Council of 100 and the Florida Council on Economic Education. He is a past Chairman of the Federal Reserve Bank of Atlanta, and previously served on the Florida Commission on Education, and as Chairman of the Spaceport Florida Authority (now Florida Space Authority) Board of Supervisors. Mr. Brown was named Small Business Person of the Year, 1985, by the U.S. Small Business Administration, and Regional Minority Small Business Person of the Year for the Atlanta region. In 1991, he received the U.S. Small Business Administration’s Graduate of the Year Award. He is an inductee of the Junior Achievement Business Hall of Fame for East Central Florida and recipient of the Ernst & Young Entrepreneur of the Year - Services Category - in 1993 for the State of Florida.

Bradley Currey, Jr. Mr. Currey served as Chief Executive Officer of Rock-Tenn Company, a publicly-held manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of Rock-Tenn Company from 1993 to 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn Company. Mr. Currey previously served as a member of the Board of Directors and Executive Committee of Rock-Tenn Company, and is currently Director Emeritus of Genuine Parts Company, a publicly-traded company, and a member of the Board of Directors of Enzymatic Deinking Technologies, L.L.C. and Fresh Frozen Foods, Inc. Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee Emeritus and past Chairman of the Board of the Woodruff Arts Center and the Atlanta Symphony Orchestra, a division of the Woodruff Arts Center in Atlanta, Georgia. He is also a past Chairman of the Federal Reserve Bank of Atlanta and the Metro Atlanta Chamber of Commerce.

Theodore J. Hoepner. Mr. Hoepner served as Vice Chairman of SunTrust Bank Holding Company from January 1, 2005 until June 30, 2005, when he retired. Mr. Hoepner is the Chairman of the Florida Prepaid College Board, to which he was appointed by the Governor of Florida in 2005. He served as Vice Chairman of SunTrust Banks, Inc., a publicly held company, from 2000 to 2005. From 1995 to 2000, Mr. Hoepner was Executive Vice President of SunTrust Banks, Inc. and Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A. He is a past Chairman of the Board of Trustees of Rollins College, the Economic Development Commission of Mid-Florida, the Heart of Florida United Way, the Greater Miami Chamber of Commerce, the Beacon Council of Miami, Florida, and the Financial Executives Institute of Jacksonville, Florida.

David H. Hughes. Mr. Hughes served as Chairman of the Board of Hughes Supply, Inc., a publicly-held business-to-business distributor of construction and industrial supplies, from 1986 to 2006. He retired from this position effective April 1, 2006. Mr. Hughes served as Chief Executive Officer of Hughes Supply, Inc. from 1974 until May 2003. Mr. Hughes is a member of the Board of Directors of Darden Restaurants, Inc. and SunTrust Banks, Inc., both of which are publicly-held companies. He is a past director of Florida Tax Watch, The Florida Council of 100 and the Economic Development Commission of Mid-Florida. He is Chairman of the Board of Trinity Preparatory School and a member of the Florida Bar Association.

Toni Jennings.    Ms. Jennings served as Lieutenant Governor of the State of Florida from 2003 through 2006. She served as President of Jack Jennings & Sons, Inc., a commercial construction firm based in Orlando, Florida, from 1982 to 2003. She also served as Secretary and Treasurer of Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida. Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She previously served in the Florida House of Representatives from 1976 to 1980. She is a member of the Board of Directors of FPL Group, a publicly-held company, SunTrust Bank/Central Florida and The Nemours Foundation, and she is Chair of the Board of the Florida Chamber of Commerce. She previously served as the Chair of Workforce Florida, Incorporated, and as a director with the Salvation Army Advisory Board, the University of Central Florida Foundation, Enterprise Florida, and the Florida Partnership for School Readiness. She is also a member of the Board of Trustees of Rollins College.

John R. Riedman. Mr. Riedman has served as Chairman of Riedman Corporation, based in Rochester, New York, since 1992. From January 2001 through July 2002, he was employed as Vice Chairman of Brown & Brown of New York, Inc., one of our subsidiaries. Mr. Riedman is a Trustee and the Chairman of the Finance Committee of ViaHealth, a Rochester-based healthcare services network. He serves as President of 657 Corporation (a subsidiary of Rochester Museum & Science Center) and is a past Chairman of the Board of the Rochester Museum & Science Center. He also serves as President of the Monroe County Sheriff’s Foundation. He serves on the Board of Directors of High Falls Brewing Company, LLC and previously served as a director of the New York State Thruway Authority and the New York State Canal Corporation. Mr. Riedman served as a director and Chairman of the Audit Committee of Fleet Financial Group, a publicly-held company, from 1988 to 1999, and as a board member of Genesee Hospital, serving as Chairman of its Finance and Building Committees. He served as a member of the Public Affairs Committee of the United States Chamber of Commerce and as a Delegate to the White House Conference on Small Business, and is a former member of the Federal Personnel Interchange Commission, the National Flood Insurance Advisory Committee, and the Monroe County Airport Advisory Committee, of which he is a past Chairman.

Jan E. Smith. Mr. Smith has served as President of Jan Smith and Company, a commercial real estate and business investment firm, since 1978. Mr. Smith is also the President of Sun West Homes, LLC, manager of Sand Pile, LLC, managing partner of PMG Real Estate Investors, LLP and a Director and President of Jan Smith and Company. Mr. Smith serves on the Board of Directors of SunTrust Bank/Gulf Coast and the Board of Governors of the Florida Chamber of Commerce, and is also the Chairman Emeritus of the Campus Board of University of South Florida’s Regional Sarasota/Manatee Campus, and a member of the University of South Florida Board of Trustees. Mr. Smith is a past member of the Board of Directors of GTE of Florida, Inc., a publicly-held company, the Advisory Council of the Federal Reserve Bank of Atlanta, the Board of Directors of the United States Chamber of Commerce, the Board of the National Chamber Litigation Center, the National Advisory Council of the U.S. Small Business Administration, the Board of Directors of the Florida Chamber of Commerce Management, Inc., the Florida Education Governance Reorganization Transition Task Force, the Nominating Council of the Public Service Commission of Florida, the Florida Council on Economic Education, the Manatee County (FL) Independent Insurance Agents Association, managing general partner of River Bend Road, Ltd., and past managing general partner of Ramblers Rest Resort, Ltd. He previously served as a Delegate to the White House Conference on Small Business and to the Small Business National Issues Conference. He is a past Chairman of the Board of Trustees of Manatee Community College in Florida, and of the Manatee County (FL) Chamber of Commerce, and is an inductee of the Tampa Bay Business Hall of Fame. He is a member of the Florida Council of 100 and a member of the Board of Directors of the Florida Chamber of Commerce.

Chilton D. Varner. Ms. Varner is a partner of the law firm of King & Spalding in Atlanta, Georgia. A graduate of Smith College, where she was named to membership in Phi Beta Kappa, and Emory University School of Law, Ms. Varner was honored with Emory University School of Law’s Distinguished Alumni Award in 1998. In 2001, the National Law Journal profiled Ms. Varner as one of the nation’s top ten women litigators. With more than 25 years of courtroom experience, she specializes in defending corporations in product liability, commercial and other civil disputes. The author of many books and papers on areas of interest in her practice, she has also served as a member of the faculty of the Trial Academy of the International Association of Defense Counsel and regularly presents at bar association meetings around the country. She has been a trustee of Emory University since 1995 and has served on the Board of Wesley Woods Geriatric Center since 1996 and on the Board of the Atlanta Symphony Orchestra.

J. Powell Brown. Mr. Brown was named President in January 2007. Prior to that time, he had served as one of our Regional Executive Vice Presidents since 2002. He also serves as director and as president or in another executive officer capacity for certain of our subsidiaries. Mr. Brown oversees certain of our wholesale brokerage operations as well as the public entity business of certain of our subsidiaries located in Florida, Georgia, Illinois, Indiana, New Jersey, North Carolina, Oklahoma, Texas and Washington, and is also responsible for our Service Division operations and for Florida Intracoastal Underwriters, a subsidiary that administers a specialty program offering insurance coverage for Florida condominium properties. From 1998 to 2003, Mr. Brown served as profit center leader of our Orlando, Florida retail office. Prior to that, Mr. Brown served as an account executive and then as Marketing Manager in our Daytona Beach, Florida retail office from 1995 to 1998. Mr. Brown serves on the Board of Directors of the SunTrust Bank/Central Florida, and previously served as Vice Chairman of Finance for the Board of Governors of the Orlando Regional Chamber of Commerce, and as a member of the Board of Directors of Junior Achievement of Central Florida and the Bolles School Board of Visitors. Mr. Brown is the son of our Chairman and Chief Executive Officer, J. Hyatt Brown.

Thomas E. Riley. Mr. Riley has been a Regional President since January 2005. He served as one of our Regional Executive Vice Presidents from 2001 to 2005 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Since 1999, Mr. Riley has overseen certain of our profit centers in southeastern Florida, as well as offices of certain of our subsidiaries in other states including New Jersey, Pennsylvania and Virginia. Prior to undertaking his current duties, Mr. Riley served as profit center leader of our Fort Lauderdale, Florida retail office from 1992 to 2001, and as Chief Financial Officer of our predecessor corporation from 1990-91. He is a member of various regional and national insurance carriers’ advisory councils as well as the American Institute of Certified Public Accountants, and the Florida Institute of Certified Public Accountants.

Kenneth D. Kirk. Mr. Kirk was named Regional President in January 2007. Prior to that time, he had served as one of our Regional Executive Vice Presidents since 2001. He currently serves as director and as president or in another executive officer capacity for several of our subsidiaries. Since 1995, Mr. Kirk has overseen retail and brokerage profit center operations of certain of our subsidiaries in Arizona, California, Colorado, New Mexico, Nevada, Texas and Washington. Prior to undertaking his current duties, Mr. Kirk served as profit center leader of the Phoenix, Arizona retail office of Brown & Brown Insurance of Arizona, Inc., one of our subsidiaries, from 1995 to 2000.

Linda S. Downs. Ms. Downs was promoted to Executive Vice President for Leadership Development in January 2006. Prior to that time, she had served as one of our Regional Executive Vice Presidents since 2001. She currently serves as director and as president or in another executive officer capacity for several of our subsidiaries. Ms. Downs also oversees our National Professional Programs and National Commercial Programs based in Tampa, Florida, as well as Parcel Insurance Plan®, based in St. Louis Missouri, and is responsible for the Company’s Leadership Development Department, Quality Control team and Market Security Committees. Prior to undertaking her current duties, she founded and served as profit center leader of our Orlando, Florida retail office from 1980 to 1998. Ms. Downs is actively involved with Habitat for Humanity, and is a past member of the Florida Symphony Board and the Downtown (Orlando) Women’s Executive Council.

C. Roy Bridges. Mr. Bridges has been one of our Regional Executive Vice Presidents since 2001 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Since 1998, Mr. Bridges has overseen certain of our retail profit center operations in northern and western Florida, as well as retail and brokerage profit centers of certain of our subsidiaries in Arkansas, Louisiana, Oklahoma and Texas. Prior to undertaking his current duties, Mr. Bridges served as profit center leader of our Tampa, Florida retail office from 1998 to 2001, and as profit center leader of our Fort Myers, Florida retail office from 1993 to 1998. He was previously the profit center leader of our Brooksville, Florida retail office. He served as 2002 Chairman of the CNA Florida Pacer program, and is a past board member of the Hernando County Committee of 100, the Salvation Army, and the Lee County Committee of 100, and a past member of Leadership Southwest Florida.

Charles H. Lydecker. Mr. Lydecker has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Mr. Lydecker oversees certain of our retail profit center operations in central and northern Florida, and retail profit center operations of certain of our subsidiaries in Georgia, South Carolina, Texas and Virginia. From January 2000 until 2002, and commencing again in 2004 until 2006, Mr. Lydecker served as profit center leader in Daytona Beach, Florida. Prior to that, Mr. Lydecker served as an account executive from 1990 to 1995 and then as Sales Manager of our Daytona Beach, Florida retail office from 1995 to 2000. Mr. Lydecker is a director of Gateway Bank of Florida, Florida Hospitals - Memorial Health Systems, Stonewood Holdings, LLC, the Florida Commission on Ethics and the Florida Self-Insurers Guaranty Association, and he served as the 2002 Board Chairman of the United Way of Volusia/Flagler (FL) Counties. He is a member of the Board of Trustees of American University, and a director and past Chairman of Futures Public Education Foundation, the Daytona Beach/Halifax Chamber of Commerce, and the Boy Scouts of America, Halifax District. Mr. Lydecker is also past Chairman of the Florida Housing Finance Corporation and a past president of the Volusia/Flagler Chapter of the Florida Association of Independent Agents.

Kenneth R. Masters. Mr. Masters was elected as a Regional Executive Vice President in January of 2007. From 1999 until our acquisition of the operations of Cal-Surance Associates, Inc. in 2002, he served as President of that entity, and since that time, he has continued to serve as President of the CalSurance division of Brown & Brown of California, Inc., a subsidiary of the Company. He has also been responsible for the acquisition and oversight of other Program Division entities based in Michigan and Oklahoma. From 1999 until 2002, Mr. Masters served as President of Cal-Surance Associates, Inc.

J. Scott Penny. Mr. Penny has been one of our Regional Executive Vice Presidents since 2002 and serves as director and as president or in another executive officer capacity for several of our subsidiaries. Mr. Penny oversees retail and brokerage profit center operations of certain of our subsidiaries in Connecticut, Illinois, Indiana, Kentucky, Massachusetts, Michigan, Minnesota, New Hampshire, New York, Ohio and Wisconsin. From 1999 until January 2003, Mr. Penny served as profit center leader of the Indianapolis, Indiana retail office of Brown & Brown of Indiana, Inc., one of our subsidiaries. Prior to that, Mr. Penny served as profit center leader of our Jacksonville, Florida retail office from 1997 to 1999. From 1989 to 1997, Mr. Penny was employed as an account executive and marketing representative in our Daytona Beach, Florida office.

Cory T. Walker. Mr. Walker was named Senior Vice President, Treasurer and Chief Financial Officer in April 2004. Prior to that time, he had served as our Vice President, Treasurer and Chief Financial Officer since 2000. Mr. Walker also serves as an executive officer for a number of our subsidiaries. Mr. Walker previously served as our Vice President and Chief Financial Officer from 1992 to 1994. From 1995 to 2000, Mr. Walker served as profit center leader of the Oakland, California office of Brown & Brown of California, Inc., one of our subsidiaries. Before joining us, Mr. Walker was a Certified Public Accountant and Senior Audit Manager for Ernst & Young LLP.

Laurel L. Grammig. Ms. Grammig has been our Vice President, Secretary and General Counsel since 1994 and serves as an executive officer for a number of our subsidiaries. Before joining us, Ms. Grammig was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

Richard A. Freebourn, Sr. Mr. Freebourn has been our Director of Internal Operations since 2002, and was elected Vice President in January 2004. From 2000 until 2002, he served as our Director of Internal Audit, and from 1998 until 2000, he served as Vice President and Operations Manager of Brown & Brown of Indiana, Inc., one of our subsidiaries. Mr. Freebourn has been employed by us since 1984.

Thomas M. Donegan, Jr. Mr. Donegan has been our Vice President, Assistant Secretary and Assistant General Counsel since 2000 and serves as an executive officer for a number of our subsidiaries. Before joining us, Mr. Donegan was an associate with the law firm of Smith, Gambrell & Russell, LLP in Atlanta, Georgia.

Robert W. Lloyd. Mr. Lloyd was named Vice President and Chief Litigation Officer in October 2006. Prior to that time he had served as Assistant General Counsel since 2001. Prior to that, he worked as Sales Manager and Marketing Manager, respectively, in our Daytona Beach, Florida retail office. Before joining us, Mr. Lloyd practiced law with the law firm of Cobb & Cole, P.A. in Daytona Beach.

Board and Board Committee Matters

During 2006, our Board of Directors held four regular meetings, one in-person special meeting and four telephonic special meetings. Each incumbent director serving during 2006 attended at least 75% of the total number of Board meetings, and at least 75% of the total number of meetings of committees of which such director is a member. The Board expects, but does not require, all directors and director nominees to attend the Annual Shareholders’ Meeting. All but one member of the Board, who was absent due to illness, attended the 2006 Annual Shareholders’ Meeting. The Board conducts executive sessions of non-management directors in connection with each regularly scheduled meeting of the Board. The executive sessions are presided over by the Chairman of the Nominating/Corporate Governance Committee, Bradley Currey, Jr. All of the 11 members of the Board attended an accredited director education program in January 2007.

The New York Stock Exchange (“NYSE”) has adopted listing standards relating to director independence. In addition to requiring that directors satisfy certain “bright line” criteria in order to be deemed “independent,” as that term is defined in the NYSE listing standards, the NYSE listing standards permit the Board to adopt categorical standards to assist it in affirmatively determining that the Company’s directors have no material relationship with the Company that would impair such directors’ independence. The Board has adopted such categorical standards to assist it in determining director independence, and the standards adopted conform to or are more exacting than the independence requirements contained in the NYSE listing standards. As required by the NYSE listing standards, the Board of Directors will consider all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation.

A director will not be independent if the director falls within one of the following categories as determined by the Board of Directors or a committee thereof based on facts known to it in light of the meanings ascribed to those categories under applicable NYSE guidance and the Company’s Corporate Governance Principles, where applicable, and otherwise by the Board of Directors or a committee thereof within its discretion:

•	The director is or has been, within the past three years, employed by the Company, or an immediate family member is an executive officer of the Company;

•
The director receives more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	An immediate family member of the director is employed by the Company and receives more than $100,000 per year in direct compensation from the Company;

•
The director is or has been, within the past three years, affiliated with or employed by the Company’s independent auditor, or an immediate family member is or has been, within the past three years, affiliated with or employed in a professional capacity by the Company’s independent auditor;

•
A Company executive is or has been, within the past three years, on the compensation committee of the Board of Directors of a company which employs a Company director, or an immediate family member of that Company director, as an executive officer;

•
The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year are more than the greater of two percent of the annual revenues of that company or $1 million;

•
The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company for borrowed money, or to which the Company is indebted for borrowed money, and the total amount of either of such companies’ indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets; or

•
The director serves as an officer, director or trustee or a charitable organization, and the Company’s discretionary charitable contributions to the organization are more than two percent of that organization’s total annual charitable receipts during its last completed fiscal year.

The Board has applied the foregoing standards and considerations to each member of the Board and to such Board members’ immediate family members, and has affirmatively determined that the following eight of the 11 directors have no material relationship with us other than service as a director, and are therefore independent: Samuel P. Bell, III, Hugh M. Brown, Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes, Toni Jennings, Jan E. Smith and Chilton D. Varner. In the case of Mr. Bell, the Board’s determination that the Company’s relationship with the law firm of which Mr. Bell is a partner is not material was based on the fact that the total amount of fees paid to that firm by the Company and its subsidiaries in 2006 was significantly less than 1% of either entity’s total revenues. In each case, the Board also considered the fact that from time to time, in the ordinary course of business and on usual commercial terms, the Company and its subsidiaries may provide services in their capacities as insurance intermediaries to various directors of the Company, and to entities in which various directors of the Company have direct or indirect interests.

Our Board of Directors has an Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. The charters of each of these Board committees are available in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com) and are also available in print to any shareholder who requests a copy from the Corporate Secretary. The current members of the Audit Committee are Jan E. Smith (Chairman), Hugh M. Brown, Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes and Toni Jennings, each of whom is independent as defined within the NYSE listing standards. The duties of the Audit Committee, which held four regular meetings and two special meetings during 2006, are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with our independent certified public accountants to review and discuss the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including our system of internal controls and financial management practices.  The Audit Committee includes at least one audit committee financial expert, Bradley Currey, Jr., among its members.

The Compensation Committee currently consists of Samuel P. Bell, III (Chairman), Hugh M. Brown, Bradley Currey, Jr., David H. Hughes, Toni Jennings, Jan E. Smith and Chilton D. Varner, each of whom is independent as defined in the listing standards for the NYSE. The Compensation Committee recommends to the Board base salary levels and bonuses for our Chief Executive Officer, and approves the guidelines used to determine salary levels and bonuses for our other executive officers, including the Named Executive Officers. See “Executive Compensation - Board Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.” The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan, our Stock Performance Plan, and our 2000 Incentive Stock Option Plan for Employees. The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate. The Compensation Committee held four regular meetings in 2006.

The Nominating/Corporate Governance Committee currently consists of Bradley Currey, Jr. (Chairman), Samuel P. Bell, III, Theodore J. Hoepner, Jan E. Smith and Chilton D. Varner, each of whom is independent, as defined in the listing standards for the NYSE. This Committee’s duties include duties associated with corporate governance, as well as the nomination of persons to stand for election to the Board at our Annual Shareholders’ Meeting and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board. The Nominating/Corporate Governance Committee held four regular meetings in 2006.

The Nominating/Corporate Governance Committee will consider nominations of persons for election as directors that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals. See “Proposals of Shareholders.” Such proposals must contain all information with respect to such proposed candidate as required by the SEC’s proxy rules, must address the manner in which the proposed candidate meets the criteria described below, and must be accompanied by the consent of such proposed candidate to serve as a director, if elected. The Nominating/Corporate Governance Committee has not established “minimum qualifications” for director nominees, because it is the view of the Committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board. The Nominating/Corporate Governance Committee will consider proposed candidates identified by non-management directors, the Chief Executive Officer and other executive officers, and shareholders, and will evaluate such candidates based on a number of factors, including: (a) the need or desirability of maintaining or expanding the size of the Board; (b) independence; (c) credentials, including, without limitation, business experience, experience within the insurance industry, educational background, professional training, designations and certifications; (d) interest in, and willingness to serve on, the Board; (e) ability to contribute by way of participation as a member of Board committees; (f) financial expertise and sophistication; (g) basic understanding of the Company’s principal operational and financial objectives, plans and strategies, results of operations and financial condition, and relative standing in relation to the Company’s competitors; and (h) willingness to commit requisite time and attention to Board service, including preparation for and attendance at regular quarterly meetings, special meetings, Committee meetings and periodic Board “retreats.”

The Nominating/Corporate Governance Committee and the Board consider a variety of sources when identifying individuals as potential Board members, including other enterprises with which Board members are or have previously been involved and through which they have become acquainted with qualified candidates. The Company does not pay any third party a fee to assist in the identification or evaluation of candidates.

The Nominating/Corporate Governance Committee has nominated those persons named in “Proposal 1 - Election of Directors” below to stand for election to the Board of Directors at the 2007 Annual Shareholders’ Meeting. One of these nominees, Toni Jennings, was appointed to the Board effective January 24, 2007.  Ms. Jennings previously served on our Board of Directors from 1999 until April 2003, when she withdrew her name from consideration for renomination due to obligations associated with her appointment to the office of Lieutenant Governor of the State of Florida effective March 2003. Ms. Jennings was recommended for consideration for nomination in January 2007 by the Chief Executive Officer and a non-management Board member.

Corporate Governance Principles; Code of Business Conduct and Ethics; Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Board of Directors has adopted Corporate Governance Principles, a Code of Business Conduct and Ethics, and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The full text of the Corporate Governance Principles, Code of Business Conduct and Ethics, and Code of Ethics for Chief Executive Officer and Senior Financial Officers can be found in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com) and are available in print to any shareholder who requests a copy from the Corporate Secretary.

Communication with Directors

Interested parties, including shareholders, may communicate with our Board of Directors, with specified members or committees of our Board, or with non-management directors as a group or with the Presiding Director of the non-management directors, Bradley Currey, Jr., by sending correspondence to our Corporate Secretary at 3101 West Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607, and specifying in such correspondence that the message is for our Board or for one or more of its members or committees. Communications will be relayed to Directors no later than the next regularly scheduled quarterly meeting of the Board and Board committees.

Compensation of Directors

During 2006, Directors who are not employees of ours were paid $7,500 for attendance at each regular quarterly Board meeting attended in person, $2,000 for attendance at the annual Board “retreat,” $1,500 for attendance at each special Board meeting, and $1,500 for each committee meeting attended if such meeting occurred other than in conjunction with regularly scheduled quarterly Board meetings. Directors who are members of a special committee of the Board received a fee of $2,500 for special committee meetings attended in person, and $1,500 for special committee meetings attended by phone. In addition, the Chairman of the Audit Committee is paid $4,000 in January of each year for services associated with that office. Commencing in 2006, each director who is not an employee of ours also receives in January of each year $32,000 worth of shares of our common stock, valued as of the close of business on the last business day before the regular January meeting of the Compensation Committee, as additional compensation for such director’s services. Prior to 2006, each director who is not an employee of ours received 500 shares of our common stock in January of each year as additional compensation for such director’s services.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an employee of ours receives separate compensation for services rendered as a director.

The following table sets forth cash and other compensation paid to directors during 2006:

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Samuel P. Bell, III	$38,000	$32,000	$0	$70,000
Hugh M. Brown	44,000	32,000	0	76,000
Bradley Currey, Jr.	39,500	32,000	0	71,500
Theodore J. Hoepner	36,500	32,000	0	68,500
David H. Hughes	38,000	32,000	0	70,000
Toni Jennings (appointed January 24, 2007)	--	--	0	--
John R. Riedman	38,000	32,000	0	70,000
Jan E. Smith	43,500	32,000	0	75,500
Chilton D. Varner	41,000	32,000	0	73,000

Certain Relationships and Related Transactions

John R. Riedman, one of our directors, is Chairman of, and holds an equity interest of greater than ten percent in, Riedman Corporation, the landlord under a lease agreement with a subsidiary of the Company, as tenant, with respect to office space in Rochester, New York. The lease provides for payment of annual rent of $255,000 for the first three years of a five-year lease term that commenced January 1, 2006, and 3.0% of the total revenues of the Rochester office for the remaining two years of the term.

J. Powell Brown, who is the son of J. Hyatt Brown, is employed by us as President and received compensation of $875,828 for services rendered to us in 2006. P. Barrett Brown, who is also the son of J. Hyatt Brown, is employed by Brown & Brown of California, Inc., one of our subsidiaries, as a producer in the Orange, California retail office and received compensation of $213,792 for services rendered to that subsidiary in 2006.

Brian Henderson, who is the son of Jim W. Henderson, is employed by Peachtree Special Risk Brokers, LLC, one of our subsidiaries, as a vice president and profit center leader in Boca Raton, Florida and received compensation of $474,340 for services rendered to that subsidiary in 2006.

Joanne B. Penny, who is the mother of J. Scott Penny, is employed by us as a producer in our Daytona Beach, Florida retail office and received compensation of $204,849 for services rendered in 2006.

Richard A. Freebourn, Jr., who is the son of Richard A. Freebourn, Sr., is employed by us as a bond manager in our Daytona Beach, Florida retail office and received compensation of $126,713 for services rendered in 2006.

J. Hyatt Brown is a director of SunTrust Banks, Inc., an affiliate of SunTrust Bank Holding Company. J. Powell Brown is a member of the Board of the SunTrust Bank/Central Florida. We have a $20 million revolving credit facility and a $12.9 million outstanding term loan balance at December 31, 2006 with SunTrust Banks, Inc., and SunTrust Banks, Inc. also acts as escrow agent with respect to accounts related to certain acquisitions we have made. We expect to continue to use SunTrust Banks, Inc. during 2007 for most of our cash management requirements. Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust Banks, Inc., and a number of our offices provide services with respect to premium financing to another such subsidiary of SunTrust Banks, Inc.

For additional information concerning transactions with related persons, see “Executive Compensation - Compensation Committee Interlocks and Insider Participation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act requires our directors, officers, and persons who own more than 10% of our outstanding shares of common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

 Based solely on our review of the copies of such reports furnished to us and written representations from certain reporting persons that no SEC Form 5s were required to be filed by those persons, we believe that during 2006, our directors, officers and 10% beneficial owners timely complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Our overall compensation philosophy is as follows:

•	Attract and retain high-quality people, which is crucial to both the short-term and long-term success of the Company;

•	Reinforce strategic performance objectives through the use of incentive compensation programs; and

•	Create a mutuality of interest between the executive officers and shareholders through compensation structures that promote the sharing of the rewards and risks of strategic decision-making.

Our compensation system is designed to reward results as manifested in increases in pre-tax earnings, operating profit, revenue, and our stock price. We seek to provide an executive compensation package that is driven by our overall financial performance, the increase in shareholder value, the success of the business units directly impacted by the executive’s performance, and the performance of the individual executive.

We provide a combination of pay elements with the goal of aligning executive incentives with shareholder value. Our executive compensation program includes both short and long-term compensation, with an emphasis on compensation that is tied to corporate and stock price performance. In the case of both our 2000 Incentive Stock Option Plan for Employees and our Stock Performance Plan, stock price appreciation is fundamental in realizing a compensation benefit. By emphasizing longer performance measurement periods by using long-term incentives, we align our executives’ interests with our shareholders’ interests and create an effective retention measure.

In this section, we discuss certain aspects of our compensation program as it pertains to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers in 2006 (collectively, the “Named Executive Officers”). Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Base Compensation. Base salaries are designed to provide competitive levels of compensation to our executives based on scopes of responsibility and duties. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. Salary levels for the executive officers other than the Chief Executive Officer, including the Named Executive Officers, are recommended by the Chief Executive Officer and reviewed by the Compensation Committee during the first quarter based upon the qualitative performance of each officer during the previous year and guidelines approved by the Compensation Committee. Each of the Named Executive Officers other than the Chief Executive Officer reports to the Chief Executive Officer. If an officer has had no change in duties, the percentage of annual salary increases for such officer generally is expected to be approximately 3-5% of the officer’s base salary. Exceptional performance or an increase in the officer’s responsibilities may merit a larger increase.

Annual Bonuses. The bonuses for the executive officers, including the Named Executive Officers other than the Chief Executive Officer, are recommended by the Chief Executive Officer and reviewed by the Compensation Committee. The bonuses are based primarily on objective criteria, such as the earnings growth of the Company as a whole and/or the performance of the offices for which such executive officer is responsible. In 2006, the bonuses of the Named Executive Officers were generally calculated based upon the following formula: 90% of the bonus in the previous year multiplied by the percentage increase in earnings per share in the most recently completed fiscal year. The resulting figure is subject to adjustment based upon a subjective analysis of the officer’s duties and performance, in the discretion of the Compensation Committee.

Long-Term Compensation: Stock Performance Plan and 2000 Incentive Stock Option Plan. We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision-making and our desire to retain executive officers who have the potential to impact both our short-term and long-term profitability. Long-term incentives are designed to focus attention on long-range objectives and future returns to shareholders, and are presently delivered to the Named Executive Officers through the Stock Performance Plan (the “PSP”) and our 2000 Incentive Stock Option Plan for Employees (the “ISO Plan”). The Compensation Committee administers both our PSP and our ISO Plan, and may grant shares of performance stock and/or stock options to key employees based upon salary levels, sales production levels and performance evaluations. Grants of stock pursuant to the PSP and grants of options pursuant to the ISO Plan have in past years been made to each of the Named Executive Officers other than J. Hyatt Brown, the Chairman and Chief Executive Officer of the Company, who is not a participant in either the PSP or the ISO Plan. No grants were made to any of the Named Executive Officers in 2006 under either the PSP or the ISO Plan.

Grants of stock under our PSP are intended to provide an incentive for key employees to achieve our long-range performance goals by providing incentives to remain with us for a long period after the grant date and by tying the vesting of the grant to appreciation of our stock price. All of the Named Executive Officers other than Mr. Hyatt Brown have received PSP grants that include two conditions of vesting: first, the grants “tranche” in increments of 20% each time that the 20-day trading average of our stock price increases by 20% in the five years following the date of the grant. Thus, in the event that the stock price doubles, or increases by 100%, within five years following the date of grant, the first condition of vesting is met with respect to the entire amount of the grant. Alternatively, if the stock price did not increase by 20% within five years following the date of grant, the first condition of vesting would not be met with respect to any portion of the grant. Once the first condition of vesting is met with respect to any portion of shares granted under this Plan, the grantee is entitled to receive dividends and to vote that portion of the shares. The Named Executive Officers other than Mr. Hyatt Brown initially received grants under the PSP in 1996, and thereafter in 1998, 2001 and 2003, in each instance after the first condition of vesting had been met with respect to all previous grants under this Plan. Grant amounts were determined based upon the nature and extent of job duties. Additionally, Messrs. Kirk and Walker received PSP grants in 1997 and 2000, respectively, based upon expansions of their job responsibilities. The second condition of vesting for all of the Named Executive Officers who have received PSP grants is continued employment with us for a period of 15 years following the date of grant or, if earlier, until the attainment of age 64, or disability or death. None of the grants made to the Named Executive Officers have met the second condition of vesting. If and when such condition is met, the vested shares will be delivered, and the market value of such shares as of the vesting date will be taxed as ordinary income to the recipients.

Grants of qualified and non-qualified stock options under our ISO Plan are intended to provide an incentive for key employees to achieve our short- to medium-range performance goals. In 2000, such grants were made to the Named Executive Officers other than Messrs. Hyatt Brown and Walker, and in 2003, when it was apparent that all grants made in 2000 had vested on an accelerated basis due to the satisfaction of the performance standard described below, grants were made to all of the Named Executive Officers other than Mr. Hyatt Brown. The amounts of the grants made in 2000 and 2003 were generally based on operating profit of the offices for which each of the Named Executive Officers receiving such grants was responsible. In each instance (other than the 2003 grant to Mr. Walker), there was potential for acceleration of the vesting of these option grants based on the achievement of compound annual growth in pre-tax earnings in excess of 15% in the grantee’s region over the three-year period following the end of the specified “base year.” The granted options vest either (a) as this performance standard is achieved (that is, vesting is accelerated and occurs, in whole or in part, as the case may be, based on the extent to which pre-tax earnings grow in the referenced period) or (b) on the day prior to the ten-year anniversary date of the grant, whichever is earlier. Additionally, in some instances, at the election of the grantee, the exercise dates of limited portions of the grants have been established to maximize the extent to which the options are tax-qualified rather than nonqualified. Vested stock options may be exercised only pursuant to a schedule set forth in each grantee’s agreement with us. The grantee may not sell or transfer any granted stock options.

CEO Compensation. With respect to the salary and bonus of J. Hyatt Brown, the Chairman and Chief Executive Officer of the Company, the Compensation Committee annually sets these amounts based upon the general operating performance of the Company. The performance criteria most closely examined by the Committee are improvements in the Company’s earnings per share and net income, as well as the continuing growth of the Company’s business. The Committee also considers the annual Board evaluations of the performance of the Chief Executive Officer, and the salary levels and other compensation of chief executive officers in companies competitive with the Company (for 2006, the Committee considered publicly available information concerning the compensation of chief executive officers of Aon Corporation, Arthur J. Gallagher & Co., Hilb Rogal & Hobbs Company, Hub International Limited, Marsh & McLennan Companies, USI Holdings Corporation and Willis Group Holdings Limited) and makes adjustments believed appropriate based upon the differences in size of the peer companies as compared with the Company. The Committee reports the salary and bonus amounts recommended for the Chief Executive Officer to the full Board of Directors (excluding Mr. Hyatt Brown) and responds to questions, if any.

The $1,142,292 bonus recommended by the Compensation Committee and approved by the Board (excluding Mr. Hyatt Brown) reflects the increase of more than 13% in the Company’s earnings per share over 2005.

Other Compensation. As appropriate, and in the reasonable discretion of the Chief Executive Officer, certain golf or social club membership dues of the Named Executive Officers who have responsibility for the entertainment of clients, prospective clients and principals of acquisition prospects are reimbursed by the Company. Additionally, the Company reimburses the costs of annual physical examinations for each of the Named Executive Officers that are not otherwise covered by insurance. Along with all other full-time employees, each of the Named Executive Officers is eligible: (a) to receive matching and profit-sharing contributions made by the Company to the 401(k) accounts of participants in the qualified 401(k) Plan sponsored by the Company, (b) to participate in the Company’s Employee Stock Purchase Plan, (c) to participate in group medical, dental and other benefit plans subscribed to by the Company and its subsidiaries and (d) to the extent permitted by applicable law, for reimbursement of any amounts earned by the Company on personal lines insurance such as homeowners and flood insurance purchased by employees.

We offer a qualified 401(k) Plan to provide a tax-advantaged savings vehicle. We make matching contributions to the 401(k) Plan to encourage employees to save money for their retirement. These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain key employees.

Policy on Tax Deductibility. The Committee considers the anticipated tax treatment to the Company in its review and establishment of compensation programs and payments, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the Named Executive Officers, other than compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time that income is recognized under various awards. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. Our general policy is to preserve the tax deductibility of compensation paid to our Chief Executive Officer and the Named Executive Officers. It is also our general policy to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with Statement of Financial Accounting Standards (SFAS) 123R, “Share-Based Payment,” issued by the Financial Accounting Standards Board (FASB). The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

Payments in the Event of Change in Control. The only Named Executive Officer whose employment agreement includes change in control provisions is J. Hyatt Brown. Those provisions require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that we will become obligated to make payments under the employment agreement only if Mr. Hyatt Brown’s employment actually terminates as a result of the change in control. For details of the change in control provisions applicable to Mr. Hyatt Brown, please see the table titled “Potential Payments Upon Termination or Change in Control - 2006” and the section titled “Employment and Deferred Compensation Agreements,” below.

The PSP and the ISO Plan include change in control provisions. The PSP provides that all granted PSP stock shall become fully vested and nonforfeitable in the event of (i) the Company’s entry into any agreement to sell all or substantially all of its assets or to enter into any merger, consolidation, reorganization, division or other corporate transaction in which Company stock is converted into another security or into the right to receive securities or property where such agreement does not provide for the assumption or substitution of PSP Stock; (ii) any tender or exchange offer for Stock accepted by a majority of the shareholders of the Company; or (iii) the death of J. Hyatt Brown and the subsequent sale by his estate, his wife, his parents, his lineal descendants, any trust created for his benefit during his lifetime, or any combination of the foregoing, of the Stock owned by J. Hyatt Brown prior to his death. The PSP further provides that if any shares of PSP stock become fully vested and nonforfeitable because of the occurrence of these events the Company shall pay to the holders of such shares, within 60 days of the occurrence of such event, the full amount of any federal and state income tax liability incurred by such holder as a result of such vesting, including, without limitation, any excise tax with respect to such vesting (e.g., under Internal Revenue Code § 4999 and any successor provision) as well as the amount of any tax liability with respect to the “gross-up” payment described in the preceding sentence. Additionally, the PSP provides that in the event of any “Change in Control” (as defined in the PSP), the Board thereafter shall have the right to take such action with respect to any shares of PSP stock that are forfeitable, or all such shares of PSP stock, as the Board in its sole and absolute discretion deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of the awards under the PSP, and states that the Board shall have the right to take different action with respect to different “Key Employees” (as defined in the PSP) or different groups of “Key Employees,” as the Board in its sole and absolute discretion deems appropriate under the circumstances. For information concerning the value of the vested PSP stock that each of the Named Executive Officers would have in the event that one of the triggering events described above occurred on the last business day of 2006, please see the table titled “Potential Payments Upon Termination or Change in Control - 2006” below.

The ISO Plan provides that all participants, which includes all of the Named Executive Officers other than J. Hyatt Brown, shall be deemed to have vested one hundred percent (100%) in all options granted under the plan in the event of such participant’s involuntary or constructive termination of service with us (other than for specified causes, as set forth in the plan) within 12 months after a “Transfer of Control” as defined in the ISO Plan. For information concerning the value of the vested options that each of the Named Executive Officers would have under the ISO Plan in the event that termination of employment after “Transfer of Control” had occurred on the last business day of 2006, please see the table titled “Potential Payments Upon Termination or Change in Control” below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL - 2006

		Before Change in Control	After Change in Control
Name	Benefit	Termination w/o Cause or Resignation for Good Reason	Termination w/o Cause or Resignation for Good Reason	Voluntary Termination	Death	Disability	Change in Control
J. Hyatt Brown	Employment Agreement	$0	$65,868,177(1)	$0	$0	$0	$65,868,177
Cory W. Walker	ISO(2)	0	621,500	0	0	0	621,500
	PSP(2)	0	4,992,719	0	4,992,719	4,992,719	4,992,719
Jim W. Henderson	ISO(2)	0	236,269	0	0	0	236,269
	PSP(2)	0	7,085,449	0	7,085,449	7,085,449	7,085,449
Thomas E. Riley	ISO(2)	0	2,246,872	0	0	0	2,246,872
	PSP(2)	0	7,021,130	0	7,021,130	7,021,130	7,021,130
Kenneth D. Kirk	ISO(2)	0	236,269	0	0	0	236,269
	PSP(2)	0	6,960,197	0	6,960,197	6,960,197	6,960,197

(1)
Additionally, in the event of termination of Mr. Hyatt Brown’s employment following a change in control as defined in the employment agreement, the Company (or our successor) would be required  to pay Mr. Hyatt Brown an amount (a “gross-up payment”) with respect to excise taxes that may be imposed under applicable tax laws on payments and benefits received in connection with a change of control. The gross-up payment would make Mr. Brown whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received. Mr. Hyatt Brown would also be entitled to continuation of group medical and other like benefits offered by the Company to employees for a period of three years following involuntary or constructive termination following a change in control, which, had the triggering events occurred on December 29, 2006, the last business day of the Company’s last completed fiscal year, would total approximately $24,177 for medical and other benefits and $26,400 representing Company contributions to 401(k) Plan. For more detailed information concerning the terms of Mr. Hyatt Brown’s employment agreement, please see the section titled “Employment and Deferred Compensation Agreements” below.

(2)
All figures shown for the value of stock granted under the Stock Performance Plan and the 2000 Incentive Stock Option Plan for Employees that would vest upon death, disability or following a change in control are calculated based on the assumption that the triggering event(s) for such vesting took place on December 29, 2006, the last business day of the Company’s last completed fiscal year, and that the price per share of our common stock is $28.21, the closing market price as of that date. For more detailed information concerning the change in control provisions of the PSP and the ISO Plan, please see the section titled “Compensation Discussion and Analysis - Payments in the Event of Change in Control” above.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in 2006 (the “Named Executive Officers”) for services rendered to us in such capacity for the year ended December 31, 2006:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation($)	Change in Pension Value and Nonqualified Deferred CompensationEarnings($)	All Other Compensation ($)(1)	Total ($)
J. Hyatt Brown	2006	$614,629	$1,142,292	$0	$0	$0	$0	$147,950(2)	$1,765,221
Chairman of the Board & Chief Executive Officer
Cory Walker	2006	221,600	276,444	0	0	0	0	38,887	536,931
Chief Financial Officer
Sr. Vice President and Treasurer
Jim W. Henderson	2006	439,589	1,013,838	0	0	0	0	51,499	1,504,926
Vice Chairman & Chief
Operating Officer
Thomas E. Riley	2006	362,014	933,300	0	0	0	0	51,111	1,346,425
Regional President
Kenneth D. Kirk	2006	312,133	800,000	0	0	0	0	50,744	1,162,877
Regional President
__________

(1)
These dollar amounts include the items identified in the table titled "All Other Compensation Table - 2006" below, as well as cash dividends paid on granted PSP shares that have met the first condition for vesting.

(2)
This amount includes the annual premium of approximately $98,496 paid for a life insurance policy with limits of $20 million on the lives of Mr. Hyatt Brown and his spouse pursuant to which proceeds will be paid to the Company upon the later of the death of Mr. Hyatt Brown or his spouse. Pursuant to an agreement between the Company and Mr. and Mrs. Hyatt Brown, at the option of the estate of the second to die (the “Estate”), we will purchase stock of the Company owned by the Estate in an amount not to exceed the proceeds of the above-referenced insurance policy.

ALL OTHER COMPENSATION TABLE - 2006

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Tax Reimbursements ($)	Insurance Premiums ($)(2)	Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)	Total ($)
J. Hyatt Brown	2006	$28,255	$0	$110,895	$8,800	$0	$0	$147,950
Cory T. Walker	2006	1,320	0	1,813	8,800	0	0	11,933
Jim W. Henderson	2006	17,068	0	2,058	8,800	0	0	27,926
Thomas E. Riley	2006	10,402	0	1,743	8,800	0	0	20,946
Kenneth D. Kirk	2006	10,561	0	0	8,800	0	0	19,361
__________

(1)
These amounts include reimbursement of the cost of annual physical examinations to the extent not otherwise covered by insurance and reimbursement of certain club membership dues. For additional information, please see "Compensation Discussion and Analysis - Other Compensation."

(2)
These dollar amounts include amounts earned by the Company and reimbursed to these employees for personal lines insurance purchased by these employees through the Company or its subsidiaries. In the case of Mr. Hyatt Brown, the amount also includes the matters described in footnote 2 to the Summary Compensation Table, above.

Option Grants in 2006

No stock options were granted to the Named Executive Officers in 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The closing market price of our stock underlying the stock options granted under our 2000 Incentive Stock Option Plan for Employees was $28.21 per share as of December 31, 2006. The resulting difference between the year-end market price and the adjusted exercise price per share of $4.84 for options granted in 2000 is $23.37 per share, and the adjusted exercise price per share of $15.78 for options granted in 2003 is $12.43 (per share exercise prices are adjusted to reflect the two-for-one common stock splits that become effective November 28, 2005, November 21, 2001 and August 9, 2000, respectively). Therefore, the values at fiscal year-end of unexercised “in-the-money” options granted to the Named Executed Officers are as set forth in the table below:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2006

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
J. Hyatt Brown	-	-	-	$-	-	-	$-	-	$-
Cory T. Walker	-	-	50,000	15.78	3/24/2013	176,984	4,992,719	4,286	120,908
Jim W. Henderson	417,552	-	-	4.83	4/20/2010	251,168	7,085,449	5,142	145,056
	180,992	19,008	-	15.78	3/24/2013	-	-	-	-
Thomas E. Riley	82,720	-	-	4.83	4/20/2010	248,888	7,021,130	4,572	128,976
	-	-	180,762	15.78	3/24/2013	-	-	-	-
Kenneth D. Kirk	41,360	-	-	4.83	4/20/2010	246,728	6,960,197	4,572	128,976
	94,392	19,008	-	15.78	3/24/2013	-	-	-	-

OPTION EXERCISES AND STOCK VESTED - 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Hyatt Brown	--	$--	--	$--
Cory T. Walker	--	--	--	--
Jim W. Henderson	60,680	1,737,875	--	--
Thomas E. Riley	20,680	637,978	--	--
Kenneth D. Kirk	--	--	--	--

Long-Term Incentive Plans - Awards in Last Fiscal Year

No shares of stock under our Stock Performance Plan were granted to the Named Executive Officers in 2006.

Employment and Deferred Compensation Agreements

Effective July 29, 1999, J. Hyatt Brown entered into an Employment Agreement that superseded Mr. Brown’s prior agreement with us. The agreement provides that Mr. Brown will serve as Chairman of the Board and Chief Executive Officer. The agreement also provides that upon termination of employment, Mr. Brown will not directly or indirectly solicit any of our clients or employees for a period of three years.

The agreement requires us to make a payment to an escrow account upon a “Change of Control” (as defined in the agreement) if, within three years after the date of such Change of Control, Mr. Brown is terminated or he resigns as a result of certain Adverse Consequences (as defined in the agreement), the amount in the escrow account will be released to Mr. Brown. The amount of the payment will be equal to two times the following amount: three times the sum of Mr. Brown’s annual base salary and most recent annual bonus, multiplied by a factor of one plus the percentage (expressed as a decimal amount) representing the percentage increase, if any, in the price of our common stock between the date of the agreement and the close of business on the first business day following the date the public announcement of the Change of Control is made. Mr. Brown will also be entitled to receive all benefits he enjoyed prior to the Change of Control for a period of three years after the date of termination of his employment.

  Additionally, in the event of termination of Mr. Brown’s employment following a change in control as defined in the employment agreement, the Company (or our successor) would be required to pay Mr. Brown an amount (a “gross-up payment”) with respect to excise taxes that may be imposed under applicable tax laws on payments and benefits received in connection with a change of control. The gross-up payment would make Mr. Brown whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received.

As defined in the Employment Agreement, a “Change of Control” includes the acquisition by certain parties of 30% or more of our outstanding voting securities, certain changes in the composition of the Board of Directors that are not approved by the incumbent Board, and the approval by our shareholders of a plan of liquidation, certain mergers or reorganizations, or the sale of substantially all of our assets. The “Adverse Consequences” described above generally involve our (or our successor's) breach of the agreement, a change in the terms of Mr. Brown’s employment, a reduction in our dividend policy, or a diminution in Mr. Brown’s role or responsibilities.

We entered into the agreement with Mr. Brown after determining that it was in our best interests and our shareholders’ best interests to retain his services in the event of a threat or occurrence of a Change of Control and thereafter, without alteration or diminution of his continuing leadership role in determining and implementing our strategic objectives. We also recognized that, unlike our other key personnel who participate in our Stock Performance Plan, Mr. Brown does not participate in that plan and would not enjoy the benefit of the immediate vesting of stock interests granted pursuant to that plan in the event of a Change of Control. The same is true of the subsequently adopted 2000 Incentive Stock Option Plan for Employees. Brown & Brown or Mr. Brown may terminate his employment at any time upon 30 days’ notice.

Jim W. Henderson, J. Powell Brown, Thomas E. Riley, Kenneth D. Kirk, Linda S. Downs, C. Roy Bridges, Charles H. Lydecker, Kenneth R. Masters, J. Scott Penny, Cory T. Walker, Laurel L. Grammig, Richard A. Freebourn, Sr., Thomas M. Donegan, Jr. and Robert W. Lloyd have each entered into standard employment agreements with us. These agreements may be terminated by either party (in the case of Ms. Downs and Messrs. Henderson and Kirk, upon 30 days’ advance written notice). Compensation under these agreements is at amounts agreed upon between us and the employee from time to time. Additionally, for a period of two years following the termination of employment (three years in the case of Ms. Downs and Messrs. Henderson, Powell Brown, Kirk, and Riley), these agreements prohibit the employee from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave employment with us.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2006 were Samuel P. Bell, III (Chairman), Hugh M. Brown, Bradley Currey, Jr., David H. Hughes, Jan E. Smith and Chilton D. Varner. Toni Jennings was named to the Compensation Committee in January 2007.

David H. Hughes is a director of SunTrust Banks, Inc. Jan E. Smith is a director of SunTrust Bank/Gulf Coast, Hugh M. Brown is a director of SunTrust Bank of Orlando and Toni Jennings is a director of SunTrust Bank/Central Florida. We have a $20 million revolving credit facility and a $12.9 million outstanding term loan balance at December 31, 2006 with SunTrust Banks, Inc., an affiliate of SunTrust Bank Holding Company. SunTrust Banks, Inc. also acts as escrow agent with respect to accounts related to certain acquisitions we have made. We expect to continue to use SunTrust Banks, Inc. during 2007 for most of our cash management requirements. Two of our subsidiaries provide insurance-related services to subsidiaries of SunTrust Banks, Inc., and a number of our offices provide services with respect to premium financing to another such subsidiary of SunTrust Banks, Inc. Payments made to, and received from, SunTrust Banks, Inc. and its subsidiaries ("SunTrust") in 2006 totaled less than 1.0% of our or SunTrust's total consolidated revenues.

For additional information concerning transactions with related persons, see “Certain Relationships and Related Transactions.”

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The principal recurring responsibilities of the Committee are to: (1) annually evaluate the performance of the Chief Executive Officer in light of relevant corporate goals and objectives and set the compensation level of the Chief Executive Officer based on this evaluation; (2) make recommendations to the Board with respect to the Company’s existing and proposed incentive compensation plans and equity-based plans and to oversee the administration of these plans; and (3) make recommendations to the Board on the non-employee Directors’ compensation. The Compensation Committee consists of independent, non-employee Directors, who are appointed by the Board of Directors. The Compensation Committee operates pursuant to a charter, which can be found in the “Corporate Governance” section, under “Key Documents,” on the Company’s website at www.bbinsurance.com.

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis with management and, based on this review and those discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Samuel P. Bell, III (Chairman)
Hugh M. Brown
Bradley Currey, Jr.
David H. Hughes
Toni Jennings
Jan E. Smith
Chilton D. Varner

Report of the Audit Committee

The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter adopted by the Company’s Board of Directors on June 14, 2000, as amended effective January 21, 2004. The Audit Committee Charter is posted on the Company’s website (www.bbinsurance.com) in the “Corporate Governance” section, under “Key Documents.”

Each member of the Audit Committee qualifies as “independent” (as that term is defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the NYSE, as currently in effect).

With respect to the fiscal year ended December 31, 2006, the Audit Committee:

(1)  has reviewed and discussed the Company’s audited financial statements with management and the independent auditor;

(2) has discussed with the independent auditor of the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

(3)  has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards (GAAS) or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (GAAP).

Based on the review and discussions with management and the independent auditors referenced above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jan E. Smith (Chairman)
Hugh M. Brown
Bradley Currey, Jr.
Theodore J. Hoepner
David H. Hughes
Toni Jennings

INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee selected Deloitte & Touche LLP to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.

We incurred the following fees for services performed by Deloitte & Touche LLP for fiscal years 2006 and 2005:

FEES PAID TO DELOITTE & TOUCHE LLP

Audit Fees

The aggregate fees billed to us by Deloitte & Touche LLP for professional audit services rendered for the audit of our annual financial statements, the review of financial statements included in our Form 10-Qs and the audit of our internal control over financial reporting for the fiscal years ended December 31, 2006 and 2005 were $911,723 and $756,586 respectively.

Audit-Related Fees

The fees billed to us by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported above under the caption “Audit Fees” consist of fees for performance of an audit and registration statement filing relating to our 401(k) benefit plan in each fiscal year. We expect to be billed for such fees by Deloitte & Touche LLP in July 2007 for the fiscal year ended December 31, 2006. The aggregate fees billed to us by Deloitte & Touche LLP for such services for the fiscal year ended December 31, 2005 totaled $26,097.

Tax Fees

No fees in this category were billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2006 and 2005.

All Other Fees

No fees in this category were billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2006 and 2005.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

Our Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor pursuant to the Audit Committee’s pre-approval policies and procedures in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee requires that any proposed engagement of the independent auditor to perform services in addition to those approved in connection with the annual engagement letter entered into with the independent auditor must be considered and approved in advance by the Audit Committee, except that the Audit Committee has authorized management to engage the independent auditor to perform services which, in management’s judgment, the independent auditor is best qualified to perform, so long as any such engagements: (a) do not involve services identified by the SEC as prohibited non-audit services; (b) involve fees of no more than $50,000 in the aggregate on an annual basis; and (c) are subject to ratification by the Audit Committee following full disclosure of the nature and extent of the engagement at its next regularly scheduled quarterly meeting. Any proposed services exceeding the referenced pre-approved cost level require specific pre-approval by the Audit Committee.

PROPOSAL 1 - ELECTION OF DIRECTORS

The eleven (11) nominees for election as directors at the Meeting are J. Hyatt Brown, Samuel P. Bell, III, Hugh M. Brown, Bradley Currey, Jr., Jim W. Henderson, Theodore J. Hoepner, David H. Hughes, Toni Jennings, John R. Riedman, Jan E. Smith and Chilton D. Varner. Information concerning each of the nominees is set forth under the caption “Management - Directors and Executive Officers.” All nominees are now members of the Board of Directors. Nomination of all nominees is for a one-year term until the next Annual Meeting of Shareholders.

Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is expected that the resulting vacancy will not immediately be filled. All nominees have consented to being named in the proxy statement and have agreed to serve if elected. If any nominee for election as a director shall become unable to serve as a director, then proxies will be voted for such substitute nominee as the Nominating/Corporate Governance Committee of the Board of Directors may nominate.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by us no later than November 26, 2007 to be included in our proxy statement and form of proxy related to that meeting. In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that Meeting, unless we are provided with written notice of such proposal by February 8, 2008. All shareholders’ proposals should be sent to our Corporate Secretary at 3101 W. Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607.

OTHER MATTERS

Our 2006 Annual Report to Shareholders (the “Annual Report”) accompanies this Proxy Statement. We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the exhibits thereto, for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such request should be directed to Brown & Brown, Inc., 3101 W. Martin Luther King Jr. Boulevard, Suite 400, Tampa, Florida 33607, Attention: Corporate Secretary. No charge will be made for copies of such Annual Report on Form 10-K; however, a reasonable charge will be made for copies of the exhibits.

Only one copy of this Proxy Statement and the accompanying Annual Report is being delivered to shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders. We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of a written or oral request from that shareholder directed to the address shown above, or to us at 813-222-4182. Any shareholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of these materials in the future, or any shareholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents in the future should also notify us at the address shown above.

The material referred to in this Proxy Statement under the captions “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Laurel L. Grammig
Secretary
Tampa, Florida
April 2, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

BROWN & BROWN, INC.

May 16, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21100000000000001000 4 051607

A vote FOR proposal 1 is recommended by the Board of Directors.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to the name(s) of such nominee(s) as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1.

Persons who do not indicate attendance at the Annual Meeting on this proxy card may be required to present proof of stock ownership to attend.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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BROWN & BROWN, INC.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held May 16, 2007

The undersigned hereby appoints Laurel L. Grammig and Cory T. Walker and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Brown & Brown, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

(Continued and to be signed on the reverse side)

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